EXHIBIT 99.1

RockTenn Reports Fourth Quarter Fiscal 2014 Earnings

NORCROSS, Ga., Nov. 3, 2014 (GLOBE NEWSWIRE) -- RockTenn (NYSE:RKT) today reported earnings for the quarter ended September 30, 2014 of $1.06 per diluted share and adjusted earnings of $1.31 per diluted share.

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013

Earnings per diluted share	$ 1.06	$ 1.20	$ 3.29	$ 4.98

Alternative fuel mixture credit tax reserve adjustment	―	―	―	(1.73)
Pension lump sum settlement expense	0.20	―	0.20	―
Restructuring and other costs and operating losses and transition costs due to plant closures	0.05	0.13	0.26	0.40
Acquisition inventory step-up	―	―	0.01	―

Adjusted earnings per diluted share	$ 1.31	$ 1.33	$ 3.76	$ 3.65

Earnings per diluted share and adjusted earnings per diluted share in the table above, as well as the entire press release, reflect the two-for-one stock split in the form of a stock dividend that was effective on August 27, 2014.

Chief Executive Officer's Statement

RockTenn Chief Executive Officer, Steve Voorhees, stated, "Our team delivered another quarter of solid operating results as measured by our adjusted earnings per share of $1.31 and free cash flow per share of $1.80. For all of fiscal 2014, we generated $6.10 per share in free cash flow for the year, up 9% over last year and representing a yield in excess of 10% on our current stock price. We implemented our balanced capital allocation approach by investing $534 million in capital expenditures, $474 million in acquisitions and returning $337 million to our shareholders in dividends and share repurchases. Our strong balance sheet and cash flow provide us the flexibility to continue to invest to sustain and improve our operating performance."

Fourth Quarter Results

Net sales of $2,608 million for the fourth quarter of fiscal 2014 increased $123 million compared to the fourth quarter of fiscal 2013 primarily as a result of the Tacoma Mill and display acquisitions completed in fiscal 2014.

Segment income of $340 million increased $8 million compared to the prior year quarter primarily due to the impact of an estimated $41 million in productivity improvements and income from the acquisitions partially offset by increased commodity and other costs across our business.

Segment Results

Mill and Converting Tons Shipped

Corrugated Packaging segment shipments of approximately 2,075,000 tons increased 8.0% or approximately 153,000 tons compared to the prior year quarter primarily as a result of the Tacoma Mill acquisition. Consumer Packaging segment shipments of approximately 409,000 tons increased 1.4% or approximately 6,000 tons compared to the prior year quarter.

Corrugated Packaging Segment

Corrugated Packaging segment net sales increased $82 million to $1,826 million due to the Tacoma Mill acquisition. Segment income increased $11 million to $248 million in the fourth quarter of fiscal 2014 compared to the prior year quarter as higher volumes from the acquisition and productivity improvements were partially offset by the impact of increased export volumes on average selling prices and higher commodity and other costs. Segment income in the fourth quarter of fiscal 2014 included the recognition of a $23 million gain related to the recording of additional value of spare parts at our containerboard mills acquired in the Smurfit-Stone acquisition. The fourth quarter of fiscal 2013 included a similar $12 million spare parts gain and a $9 million gain related to the termination of a steam supply contract at our Solvay recycled containerboard mill, net of boiler start-up costs.  Corrugated Packaging segment EBITDA margin was 20.8% for the fourth quarter of fiscal 2014, flat compared to the prior year quarter.

Consumer Packaging Segment

Consumer Packaging segment net sales increased $30 million to $525 million in the fourth quarter of fiscal 2014 compared to the prior year quarter primarily due to higher selling prices and volumes. Segment income increased $6 million to $72 million in the fourth quarter of fiscal 2014 primarily reflecting higher selling prices which were partially offset by the impact of higher commodity costs and other items.  Segment income in the fourth quarter of fiscal 2013 included approximately $8 million related to a partial insurance settlement of property damage claims associated with the Demopolis turbine failure in fiscal 2012.  Consumer Packaging segment EBITDA margin was 18.1% for the fourth quarter of fiscal 2014, up slightly compared to the prior year quarter.

Merchandising Displays Segment

Merchandising Displays segment net sales increased $45 million over the prior year fourth quarter to $229 million primarily due to higher volumes and the impact of two display acquisitions completed in fiscal 2014. Segment income decreased $8 million to $15 million in the fourth quarter of fiscal 2014 compared to the prior year quarter primarily as the impact of higher volumes were more than offset by higher costs, including costs associated with supporting and onboarding new business. Merchandising Displays segment EBITDA margin was 8.6% for the fourth quarter of fiscal 2014.

Recycling Segment

Recycling segment net sales decreased $25 million over the prior year fourth quarter to $88 million primarily due to lower volumes and recovered fiber prices as a result of soft global markets and collection facility closures. Segment income was relatively flat in the fourth quarter of fiscal 2014 compared to the prior year quarter primarily as the impact of lower volumes and market conditions were partially offset by the impact of cost structure improvements.

Cash Provided From Operating, Financing and Investing Activities

Cash from operations was $403 million in the fourth quarter of fiscal 2014 compared to cash from operations of $310 million in the prior year quarter.  Net Debt (as defined) increased $6 million in the September quarter to $2.95 billion and at September 30, 2014, our Leverage Ratio (as defined) was 1.92 times.  Total debt was $2.98 billion at September 30, 2014.

During the quarter, we invested $157 million in capital expenditures, paid $74 million for the purchase of a business and returned $188 million in capital to our shareholders with $163 million in stock repurchases and $25 million in dividends.

Pension Lump Sum Settlement Expense

During the fourth quarter of fiscal 2014 RockTenn completed the first phase of our previously announced lump sum pension settlement to certain eligible former employees and as a result recorded a pre-tax expense of $48 million or $0.20 per diluted share after-tax. Distributions to eligible former employees were made out of existing plan assets during the quarter.

Restructuring and Other Costs

RockTenn's restructuring and other costs and operating losses and transition costs due to plant closures for the fourth quarter of fiscal 2014 were $0.05 per diluted share after-tax. These costs primarily consisted of $6 million of pre-tax integration and acquisition costs and $4 million of pre-tax facility closure charges. The facility closure charges were primarily associated with the decision to exit the Cincinnati, OH specialty recycled paperboard mill and a recycling collection facility, and on-going closure costs for previously closed facilities.

Conference Call

We will host a conference call to discuss our results of operations for the fourth quarter of fiscal 2014 and other topics that may be raised during the discussion at 9:00 a.m., Eastern Time, on November 4, 2014. The conference call will be webcast live with an accompanying slide presentation, along with a copy of this press release, at www.rocktenn.com.

Investors who wish to participate in the webcast via teleconference should dial 888-790-4710 (inside the U.S.) or 773-756-0961 (outside the U.S.) at least 15 minutes prior to the start of the call and enter the passcode ROCKTENN. Replays of the call will be available through December 4, 2014 and can be accessed at 866-351-2785 (U.S. callers) and 203-369-0055 (outside the U.S.).

About RockTenn

RockTenn (NYSE:RKT) is one of North America's leading providers of packaging solutions and manufacturers of containerboard and paperboard. RockTenn's 27,000 employees are committed to exceeding their customers' expectations – every time. The Company operates locations in the United States, Canada, Mexico, Chile and Argentina. For more information, visit www.rocktenn.com.

Cautionary Statements

Statements in this release that do not relate strictly to historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and use words such as will, estimate, anticipate, project, intend, or expect, or refer to future time periods, and include statements made in this report regarding, among other things, our belief that our strong balance sheet and cash flow provide us the flexibility to continue to invest to sustain and improve our operating performance. These statements are subject to certain risks and uncertainties including with respect to our expectations regarding economic, competitive and market conditions generally; expected volumes and price levels of purchases by customers; fiber and energy costs; costs associated with facility closures; competitive conditions in our businesses; and possible adverse actions of our customers, our competitors and suppliers. These expectations are based on assumptions that management believes are reasonable; however, undue reliance should not be placed on these forward-looking statements because these risks and uncertainties could cause actual results to differ materially from those contained in any forward-looking statements. There are many other factors and uncertainties that impact these forward-looking statements that we cannot predict accurately, including our ability to achieve benefits from acquisitions, including synergies, performance improvements and successful implementation of capital projects. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for our products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain key customers; changes in environmental and other governmental regulation; the occurrence of a natural disaster, such as a hurricane, winter or tropical storm, earthquake, tornado, flood, fire, or other unanticipated problems such as labor difficulties, equipment failure or unscheduled maintenance and repair, which could result in operational disruptions of varied duration; our desire or ability to continue to repurchase company stock; and adverse changes in general market and industry conditions. These risks are more particularly described in our filings with the Securities and Exchange Commission, including under the caption "Business―Forward-Looking Information" and "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013. The information contained in this release speaks as of the date hereof and we do not undertake any obligation to update this information as future events unfold.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013

NET SALES	$ 2,608.0	$ 2,485.1	$ 9,895.1	$ 9,545.4

Cost of Goods Sold	2,039.0	1,930.0	7,961.5	7,698.9

Gross Profit	569.0	555.1	1,933.6	1,846.5
Selling, General and Administrative Expenses	250.1	250.0	975.7	954.3
Pension Lump Sum Settlement Expense	47.9	--	47.9	--
Restructuring and Other Costs, net	10.5	26.0	55.6	78.0

Operating Profit	260.5	279.1	854.4	814.2
Interest Expense	(24.2)	(25.0)	(95.3)	(106.9)
Loss on Extinguishment of Debt	--	--	--	(0.3)
Interest Income and Other Income (Expense), net	3.3	1.0	2.4	(0.9)
Equity in Income of Unconsolidated Entities	1.5	1.7	8.8	4.6

INCOME BEFORE INCOME TAXES	241.1	256.8	770.3	710.7

Income Tax (Expense) Benefit	(85.8)	(78.5)	(286.5)	21.8

CONSOLIDATED NET INCOME	155.3	178.3	483.8	732.5

Less: Net Income Attributable to Noncontrolling Interests	(1.4)	(1.8)	(4.1)	(5.2)

NET INCOME ATTRIBUTABLE TO ROCK-TENN COMPANY SHAREHOLDERS	$ 153.9	$ 176.5	$ 479.7	$ 727.3

Computation of diluted earnings per share under the two-class method (in millions, except per share data):

Net income attributable to Rock-Tenn Company shareholders	$ 153.9	$ 176.5	$ 479.7	$ 727.3
Less: Distributed and undistributed income available to participating securities	--	--	(0.1)	(0.2)
Distributed and undistributed income available to Rock-Tenn Company shareholders	$ 153.9	$ 176.5	$ 479.6	$ 727.1

Diluted weighted average shares outstanding	145.3	146.8	146.0	146.1

Diluted earnings per share	$ 1.06	$ 1.20	$ 3.29	$ 4.98

ROCK-TENN COMPANY
SEGMENT INFORMATION
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013

NET SALES:

Corrugated Packaging	$ 1,825.9	$ 1,744.4	$ 6,903.7	$ 6,661.7
Consumer Packaging	525.1	495.5	1,983.5	1,898.7
Merchandising Displays	229.2	184.2	851.9	674.6
Recycling	88.1	113.0	363.2	494.1
Intersegment Eliminations	(60.3)	(52.0)	(207.2)	(183.7)

TOTAL NET SALES	$ 2,608.0	$ 2,485.1	$ 9,895.1	$ 9,545.4

SEGMENT INCOME:

Corrugated Packaging	$ 248.4	$ 237.5	$ 719.0	$ 678.8
Consumer Packaging	72.3	66.8	238.8	231.3
Merchandising Displays	14.9	22.7	72.6	64.4
Recycling	4.0	4.6	9.0	14.4

TOTAL SEGMENT INCOME	$ 339.6	$ 331.6	$ 1,039.4	$ 988.9

Pension Lump Sum Settlement Expense	(47.9)	--	(47.9)	--
Restructuring and Other Costs, net	(10.5)	(26.0)	(55.6)	(78.0)
Non-Allocated Expenses	(19.2)	(24.8)	(72.7)	(92.1)
Interest Expense	(24.2)	(25.0)	(95.3)	(106.9)
Loss on Extinguishment of Debt	--	--	--	(0.3)
Interest Income and Other Income (Expense), net	3.3	1.0	2.4	(0.9)

INCOME BEFORE INCOME TAXES	$ 241.1	$ 256.8	$ 770.3	$ 710.7

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$ 155.3	$ 178.3	$ 483.8	$ 732.5
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	151.2	142.5	584.5	552.2
Deferred income tax expense (benefit)	79.9	71.0	252.1	(44.3)
Loss on extinguishment of debt	--	--	--	0.3
Share-based compensation expense	13.2	10.8	42.6	46.5
Loss (gain) on disposal of plant and equipment and other, net	1.0	(9.3)	0.3	(13.9)
Equity in income of unconsolidated entities	(1.5)	(1.7)	(8.8)	(4.6)
Pension and other postretirement funding less (more) than expense	42.3	(79.6)	(175.0)	(167.1)
Impairment adjustments and other non-cash items	(2.3)	6.0	5.5	21.2
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(36.7)	(21.9)	67.3	(63.2)
Inventories	(58.4)	(58.6)	(80.5)	(122.8)
Other assets	25.5	21.6	(1.9)	(13.1)
Accounts payable	33.9	53.5	(11.6)	87.5
Income taxes	(2.9)	(5.0)	1.9	(13.8)
Accrued liabilities and other	2.2	2.3	(8.4)	35.1

NET CASH PROVIDED BY OPERATING ACTIVITIES	402.7	309.9	1,151.8	1,032.5

INVESTING ACTIVITIES:

Capital expenditures	(156.5)	(133.3)	(534.2)	(440.4)
Cash paid for purchase of businesses, net of cash acquired	(73.7)	(0.1)	(474.4)	(6.3)
Investment in unconsolidated entities	--	(0.1)	--	(0.1)
Return of capital from unconsolidated entities	0.2	0.2	7.0	1.0
Proceeds from the sale of subsidiary and affiliates	--	--	6.8	--
Proceeds from sale of property, plant and equipment	2.6	14.9	22.4	26.8
Proceeds from property, plant and equipment insurance settlement	0.1	7.7	5.0	15.4

NET CASH USED FOR INVESTING ACTIVITIES	(227.3)	(110.7)	(967.4)	(403.6)

FINANCING ACTIVITIES:

Additions to revolving credit facilities	30.9	4.1	233.8	99.0
Repayments of revolving credit facilities	(86.2)	(74.0)	(285.9)	(146.2)
Additions to debt	71.1	50.8	663.8	277.0
Repayments of debt	(15.1)	(167.0)	(465.1)	(787.4)
Commercial card program	3.0	--	3.8	--
Debt issuance costs	(0.3)	(0.2)	(0.7)	(2.0)
Cash paid for debt extinguishment costs	--	--	--	(0.1)
Issuances of common stock, net of related minimum tax withholdings	1.9	2.5	(11.0)	3.5
Purchases of common stock	(162.5)	--	(236.3)	--
Excess tax benefits from share-based compensation	0.2	1.2	15.1	6.0
Advances from (repayments to) unconsolidated entity	0.8	0.3	(2.0)	1.2
Cash dividends paid to shareholders	(25.1)	(21.6)	(101.1)	(75.3)
Cash distributions to noncontrolling interests	(1.0)	(1.0)	(2.5)	(4.9)

NET CASH USED FOR FINANCING ACTIVITIES	(182.3)	(204.9)	(188.1)	(629.2)

Effect of exchange rate changes on cash and cash equivalents	(0.5)	(0.2)	(0.1)	(0.5)

DECREASE IN CASH AND CASH EQUIVALENTS	(7.4)	(5.9)	(3.8)	(0.8)

Cash and cash equivalents at beginning of period	40.0	42.3	36.4	37.2

Cash and cash equivalents at end of period	$ 32.6	$ 36.4	$ 32.6	$ 36.4

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes, net of refunds	$ 8.2	$ 6.7	$ 18.8	$ 22.0
Interest, net of amounts capitalized	37.5	38.4	86.9	98.8

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN MILLIONS)

	September 30,	September 30,
	2014	2013

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 32.6	$ 36.4
Restricted cash	8.8	9.3
Accounts receivable (net of allowances of $25.1 and $26.8)	1,118.7	1,134.9
Inventories	1,029.2	937.9
Other current assets	243.2	297.9

TOTAL CURRENT ASSETS	2,432.5	2,416.4

Property, plant and equipment at cost:
Land and buildings	1,280.5	1,203.1
Machinery and equipment	7,076.2	6,467.8
Transportation equipment	15.8	13.8
Leasehold improvements	25.0	24.7
	8,397.5	7,709.4
Less accumulated depreciation and amortization	(2,564.9)	(2,154.7)
Net property, plant and equipment	5,832.6	5,554.7
Goodwill	1,926.4	1,862.1
Intangibles, net	691.1	699.4
Other assets	157.1	200.8

TOTAL ASSETS	$ 11,039.7	$ 10,733.4

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of debt	$ 132.6	$ 2.9
Accounts payable	812.8	802.1
Accrued compensation and benefits	224.4	249.0
Other current liabilities	190.7	189.4

TOTAL CURRENT LIABILITIES	1,360.5	1,243.4

Long-term debt due after one year	2,852.1	2,841.9
Pension liabilities, net of current portion	1,090.9	975.2
Postretirement medical liabilities, net of current portion	101.7	118.3
Deferred income taxes	1,132.8	1,063.1
Other long-term liabilities	180.6	165.4
Redeemable noncontrolling interests	13.7	13.3

Total Rock-Tenn Company shareholders' equity	4,306.8	4,312.3
Noncontrolling interests	0.6	0.5
Total Equity	4,307.4	4,312.8

TOTAL LIABILITIES AND EQUITY	$ 11,039.7	$ 10,733.4

Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Millions, Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Net Income Attributable to Rock-Tenn Company Shareholders
2012	$ 76.7	$ 31.9	$ 58.2	$ 82.3	$ 249.1
2013	86.0	324.7	140.1	176.5	727.3
2014	109.7	82.8	133.3	153.9	479.7

Diluted Earnings per Share
2012	$ 0.53	$ 0.22	$ 0.40	$ 0.57	$ 1.72
2013	0.59	2.23	0.96	1.20	4.98
2014	0.75	0.57	0.91	1.06	3.29

Depreciation & Amortization
2012	$ 132.7	$ 132.6	$ 131.4	$ 137.6	$ 534.3
2013	138.1	139.2	132.4	142.5	552.2
2014	143.2	143.4	146.7	151.2	584.5

Capital Expenditures
2012	$ 81.6	$ 120.6	$ 146.1	$ 104.1	$ 452.4
2013	92.0	102.0	113.1	133.3	440.4
2014	100.6	126.5	150.6	156.5	534.2

Mill System Operating Rates
2012	96.4%	90.6%	92.4%	97.7%	94.3%
2013	97.6%	96.1%	98.2%	97.1%	97.2%
2014	90.4%	94.3%	96.7%	95.2%	94.2%

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter		Fiscal Year
Corrugated Packaging Segment Net Sales
2012	$ 1,522.2		$ 1,504.7		$ 1,545.3		$ 1,597.2		$ 6,169.4
2013	1,589.8		1,608.2		1,719.3		1,744.4		6,661.7
2014	1,651.9		1,651.7		1,774.2		1,825.9		6,903.7

Corrugated Packaging Intersegment Net Sales
2012	$ 32.3		$ 30.4		$ 29.4		$ 30.2		$ 122.3
2013	28.6		28.9		27.2		30.9		115.6
2014	29.7		36.5		34.9		36.4		137.5

Corrugated Packaging Segment Income
2012	$ 109.7	(1)	$ 75.3	(2)	$ 73.5	(3)	$ 112.7	(4)	$ 371.2
2013	137.6		107.6		196.1		237.5		678.8
2014	157.7		133.1		182.3	(5)	248.4		721.5

Return On Sales
2012	7.2%	(1)	5.0%	(2)	4.8%	(3)	7.1%	(4)	6.0%
2013	8.7%		6.7%		11.4%		13.6%		10.2%
2014	9.5%		8.1%		10.3%	(5)	13.6%		10.5%

Corrugated Packaging Segment Shipments (6)
2012	1,842.3		1,826.5		1,884.5		1,964.1		7,517.4
2013	1,869.6		1,860.0		1,922.2		1,921.7		7,573.5
2014	1,803.8		1,809.5		1,961.8		2,074.6		7,649.7

Corrugated Container Shipments - BSF (7)
2012	18.8		18.9		19.2		19.5		76.4
2013	19.0		18.7		19.5		19.1		76.3
2014	18.4		18.2		18.8		18.8		74.2

Corrugated Container Per Shipping Day - MMSF (7)
2012	312.8		295.4		305.5		308.7		305.5
2013	310.7		302.5		304.9		302.4		305.1
2014	301.5		288.8		298.2		294.7		295.8

(1) Excludes $0.4 million of inventory step-up expense.
(2) Excludes $6.7 million of operating losses at the then recently closed Matane, Quebec containerboard mill.
(3) Excludes $0.2 million of inventory step-up expense.
(4) Excludes $0.2 million of inventory step-up expense.
(5) Excludes $2.5 million of inventory step-up expense.
(6) Corrugated Packaging Segment Shipments are expressed as a tons equivalent which includes external and intersegment tons shipped from our Corrugated mills plus Corrugated Container Shipments converted from BSF to tons. Excludes container shipments in Asia.
(7) MMSF - millions of square feet and BSF - billions of square feet and is included in the Corrugated Packaging Segment Shipments on a converted basis. Excludes container shipments in Asia.

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
Consumer Packaging Segment Net Sales
2012	$ 464.9	$ 484.1	$ 473.9	$ 496.4	$ 1,919.3
2013	452.8	468.3	482.1	495.5	1,898.7
2014	472.1	489.3	497.0	525.1	1,983.5

Consumer Packaging Intersegment Net Sales
2012	$ 6.9	$ 6.1	$ 5.3	$ 7.6	$ 25.9
2013	5.1	5.4	5.2	9.4	25.1
2014	5.7	5.3	6.9	14.0	31.9

Consumer Packaging Segment Income
2012	$ 62.0	$ 64.5	$ 69.7	$ 81.0	$ 277.2
2013	54.9	50.5	59.1	66.8	231.3
2014	57.6	49.3	59.6	72.3	238.8

Return on Sales
2012	13.3%	13.3%	14.7%	16.3%	14.4%
2013	12.1%	10.8%	12.3%	13.5%	12.2%
2014	12.2%	10.1%	12.0%	13.8%	12.0%

Consumer Packaging Segment Shipments (1)
2012	370.3	377.6	384.0	382.2	1,514.1
2013	368.5	380.1	396.2	403.0	1,547.8
2014	378.1	386.0	394.3	408.7	1,567.1

Consumer Packaging Converting Shipments - BSF (2)
2012	5.0	5.2	5.1	5.2	20.5
2013	4.9	5.2	5.3	5.3	20.7
2014	5.0	5.3	5.2	5.5	21.0

Consumer Packaging Converting Per Shipping Day - MMSF (2)
2012	83.5	81.0	80.6	83.1	82.0
2013	81.0	83.9	82.3	84.3	82.9
2014	82.0	83.6	83.3	86.1	83.8

(1) Consumer Packaging Segment Shipments are expressed as a tons equivalent which includes external and intersegment tons shipped from our Consumer mills plus Consumer Packaging Converting Shipments converted from BSF to tons. The shipment data excludes gypsum paperboard liner tons shipped by Seven Hills Paperboard LLC, our unconsolidated joint venture.
(2) MMSF - millions of square feet and BSF - billions of square feet and is included in the Consumer Packaging Segment Shipments on a converted basis.

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter	2nd Quarter		3rd Quarter	4th Quarter		Fiscal Year
Merchandising Displays Segment Net Sales
2012	$ 159.1	$ 168.0		$ 158.5	$ 170.4		$ 656.0
2013	161.9	162.1		166.4	184.2		674.6
2014	184.6	213.0		225.1	229.2		851.9

Merchandising Displays Intersegment Net Sales
2012	$ 3.7	$ 3.8		$ 3.7	$ 3.4		$ 14.6
2013	4.2	3.9		4.2	4.8		17.1
2014	4.4	4.6		3.7	4.6		17.3

Merchandising Displays Segment Income
2012	$ 18.3	$ 20.0		$ 14.1	$ 17.9		$ 70.3
2013	11.8	12.7		17.2	22.7		64.4
2014	19.3	17.3	(1)	21.4	15.2	(2)	73.2

Return on Sales
2012	11.5%	11.9%		8.9%	10.5%		10.7%
2013	7.3%	7.8%		10.3%	12.3%		9.5%
2014	10.5%	8.1%	(1)	9.5%	6.6%	(2)	8.6%

Recycling Segment Net Sales
2012	$ 171.0	$ 172.3		$ 170.0	$ 137.2		$ 650.5
2013	126.8	130.7		123.6	113.0		494.1
2014	99.6	90.1		85.4	88.1		363.2

Recycling Intersegment Net Sales
2012	$ 6.6	$ 5.9		$ 6.1	$ 6.2		$ 24.8
2013	6.3	6.2		6.5	6.9		25.9
2014	5.8	4.1		5.3	5.3		20.5

Recycling Segment Income
2012	$ 3.5	$ 4.2		$ 2.2	$ (2.8)		$ 7.1
2013	4.3	3.5		2.0	4.6		14.4
2014	0.1	2.8		2.1	4.0		9.0

Return on Sales
2012	2.0%	2.4%		1.3%	(2.0)%		1.1%
2013	3.4%	2.7%		1.6%	4.1%		2.9%
2014	0.1%	3.1%		2.5%	4.5%		2.5%

Fiber Reclaimed and Brokered
2012	2,064.5	1,996.9		2,039.7	2,014.5		8,115.6
2013	1,945.0	1,802.5		1,819.2	1,826.6		7,393.3
2014	1,562.5	1,564.0		1,573.6	1,609.0		6,309.1

(1) Excludes $0.3 million of inventory step-up expense.
(2) Excludes $0.3 million of inventory step-up expense.

Non-GAAP Financial Measures and Reconciliations

We have included financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures may differ from similarly captioned measures of other companies in our industry. The following non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Net Debt

We have defined the non-GAAP measure "Net Debt" to include the aggregate debt obligations reflected in our consolidated balance sheet, less the hedge adjustments resulting from fair value interest rate derivatives or swaps, if any, and less the balance of our cash and cash equivalents.

Our management uses Net Debt, along with other factors, to evaluate our financial condition. We believe that Net Debt is an appropriate supplemental measure of financial condition and may be useful to investors because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments. Set forth below is a reconciliation of Net Debt to the most directly comparable GAAP measures, Current Portion of Debt and Long-term Debt Due After One Year for various periods.

(In Millions)	Sept. 30,	June. 30,	Sept. 30,	June 30,	Sept. 30,
	2014	2014	2013	2013	2012

Current Portion of Debt	$ 132.6	$ 63.1	$ 2.9	$ 54.1	$ 261.3
Long-Term Debt Due After One Year	2,852.1	2,923.3	2,841.9	2,972.3	3,151.2
Total Debt	2,984.7	2,986.4	2,844.8	3,026.4	3,412.5
Less: Hedge Adjustments Resulting From Fair Value Interest Rate Derivatives or Swaps	―	―	―	―	(0.1)
	2,984.7	2,986.4	2,844.8	3,026.4	3,412.4
Less: Cash and Cash Equivalents	(32.6)	(40.0)	(36.4)	(42.3)	(37.2)
Net Debt	$ 2,952.1	$ 2,946.4	$ 2,808.4	$ 2,984.1	$ 3,375.2

Net Debt (Increase) Repayment - QTR	$ (5.7)		$ 175.7
Net Debt (Increase) Repayment - LTM	$ (143.7)		$ 566.8

Cash Generated for Net Debt (Increase) Repayment, Dividends, Acquisitions/Investments, Stock Repurchases, Pension Lump Sum Settlement Expense and Pension Funding in Excess of Expense (or Free Cash Flow)

We have defined the non-GAAP financial measure "Cash Generated for Net Debt Repayment, Dividends, Acquisitions/Investments, Stock Repurchases, Pension Lump Sum Settlement Expense and Pension Funding in Excess of Expense", which we also refer to as "free cash flow", to be the sum of the non-GAAP measure Net Debt (Increase) Repayment and the following cash flow statement or income statement line items: Cash dividends paid to shareholders, Cash paid for the purchase of business, net of cash acquired plus Investment in unconsolidated entities, Purchases of common stock, Pension lump sum settlement expense and Pension and other postretirement funding less (more) than expense. "Net Debt (Increase) Repayment" is the difference between Net Debt at two points in time. Our management uses Cash Generated for Net Debt (Increase) Repayment, Dividends, Acquisitions/Investments, Stock Repurchases, Pension Lump Sum Settlement Expense and Pension Funding in Excess of Expense, along with other factors, to evaluate our performance. We believe that this measure is an appropriate supplemental measure of financial performance and may be useful to investors because it provides a measure of cash generated for the benefit of shareholders.

Set forth below is a calculation of Cash Generated for Net Debt (Increase) Repayment, Dividends, Acquisitions/Investments, Stock Repurchases, Pension Lump Sum Settlement Expense and Pension Funding in Excess of Expense for the three and twelve months ended September 30, 2014 and September 30, 2013 using the various non-GAAP and GAAP measures referenced above:

(In Millions, except per share amounts)	Three Months Ended Sept. 30, 2014	Three Months Ended Sept. 30, 2013

Net Debt (Increase) Repayment	$ (5.7)	$ 175.7
Cash dividends paid to shareholders	25.1	21.6
Cash paid for the purchase of business, net of cash acquired plus Investment in unconsolidated entities	73.7	0.2
Purchases of common stock	162.5	―
Pension lump sum settlement expense	47.9	―
Pension and postretirement funding (less) more than expense	(42.3)	79.6
Cash Generated for Net Debt (Increase) Repayment, Dividends, Acquisition/Investments , Stock Repurchases, Pension Lump Sum Settlement Expense and Pension Funding in Excess of Expense	$ 261.2	$ 277.1

Average diluted shares outstanding	145.3	146.8

Cash Generated for Net Debt (Increase) Repayment, Dividends, Acquisition /Investments, Stock Repurchases, Pension Lump Sum Settlement Expense and Pension Funding in Excess of Expense, Per Share	$ 1.80	$ 1.89

(In Millions, except per share amounts)	Twelve Months Ended Sept. 30, 2014	Twelve Months Ended Sept. 30, 2013

Net Debt (Increase) Repayment	$ (143.7)	$ 566.8
Cash dividends paid to shareholders	101.1	75.3
Cash paid for the purchase of business, net of cash acquired plus Investment in unconsolidated entities	474.4	6.4
Purchases of common stock	236.3	―
Pension lump sum settlement expense	47.9	―
Pension and postretirement funding more than expense	175.0	167.1
Cash Generated for Net Debt (Increase) Repayment, Dividends, Acquisition/Investments, Stock Repurchases, Pension Lump Sum Settlement Expense and Pension Funding in Excess of Expense	$ 891.0	$ 815.6

Average diluted shares outstanding	146.0	146.1

Cash Generated for Net Debt (Increase) Repayment, Dividends, Acquisition /Investments, Stock Repurchases, Pension Lump Sum Settlement Expense and Pension Funding in Excess of Expense, Per Share	$ 6.10	$ 5.58

Segment EBITDA Margins

Our management uses "Segment EBITDA Margins", along with other factors, to evaluate our segment performance against our peers. Management believes that investors also use this measure to evaluate our performance relative to our peers.

Set forth below is a reconciliation of Segment EBITDA margins to the most directly comparable GAAP measures, Segment Income and Segment Net Sales for the quarter ending September 30, 2014:

(In Millions, except percentages)
	Corrugated Packaging	Consumer Packaging	Merchandising Displays	Recycling	Corporate / Other	Consolidated

Segment Net Sales	$ 1,825.9	$ 525.1	$ 229.2	$ 88.1	$ (60.3)	$ 2,608.0
Less: Trade Sales	(70.6)	—	—	—	—	(70.6)
Adjusted Segment Sales	$ 1,755.3	$ 525.1	$ 229.2	$ 88.1	$ (60.3)	$ 2,537.4

Segment Income (1)	$ 248.4	$ 72.3	$ 15.2	$ 4.0		$ 339.9
Depreciation and Amortization	117.5	22.5	4.4	2.6	4.2	151.2
EBITDA	$ 365.9	$ 94.8	$ 19.6	$ 6.6

Segment EBITDA Margins	20.8%	18.1%	8.6%	7.5%

(1) Merchandising Displays segment excludes $0.3 million of inventory step-up expense.

Credit Agreement EBITDA and Total Funded Debt

"Credit Agreement EBITDA" is calculated in accordance with the definition contained in our Credit Facility. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, loss on extinguishment of debt and financing fees, certain non-cash and cash charges incurred, including certain restructuring and other costs, acquisition and integration costs, charges and expenses associated with the write-up of inventory acquired and other items.

"Total Funded Debt" is calculated in accordance with the definition contained in our Credit Facility. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, if any, less certain cash, plus additional outstanding letters of credit not already reflected in debt and certain guarantees.

Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with our debt covenants and borrowing capacity available under our Credit Facility. Management believes that investors also use these measures to evaluate our compliance with our debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the "Credit Agreement Debt/EBITDA ratio" or the "Leverage Ratio," which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of the September 30, 2014 calculation, our Leverage Ratio was 1.92 times. Our maximum permitted Leverage Ratio under the Credit Facility at September 30, 2014 was 3.50 times.

Set forth below is a reconciliation of Credit Agreement EBITDA for the twelve months ended September 30, 2014 and September 30, 2013, to the most directly comparable GAAP measure, Consolidated Net Income:

(In Millions)	Twelve Months Ended Sept. 30, 2014	Twelve Months Ended Sept. 30, 2013

Consolidated Net Income	$ 483.8	$ 732.5
Interest Expense, net	84.5	96.4
Income Taxes	286.5	(21.8)
Depreciation and Amortization	584.5	552.2
Additional Permitted Charges	137.0	111.8
Credit Agreement EBITDA	$ 1,576.3	$ 1,471.1

We have excluded $32.3 million and $12.2 million of pre-tax income related to the recording of additional value of spare parts at our containerboard mills acquired in the Smurfit-Stone acquisition in the reconciliation of Credit Agreement EBITDA in the Additional Permitted Charges line for the twelve months ended September 30, 2014 and September 30, 2013, respectively.

Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year:

(In Millions, except ratio)	Sept. 30,	Sept. 30,
	2014	2013

Current Portion of Debt	$ 132.6	$ 2.9
Long-Term Debt Due After One Year	2,852.1	2,841.9
Total Debt	2,984.7	2,844.8
Plus: Letters of Credit, Guarantees and Other Adjustments	46.2	55.0
Total Funded Debt	$ 3,030.9	$ 2,899.8

Credit Agreement EBITDA for the Twelve Months Ended	$ 1,576.3	$ 1,471.1

Leverage Ratio	1.92	1.97

Adjusted Net Income and Adjusted Earnings per Diluted Share

We also use the non-GAAP measures "adjusted net income" and "adjusted earnings per diluted share". Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes restructuring and other costs, net, and other specific items that management believes are not indicative of the ongoing operating results of the business. The Company and our board of directors use this information to evaluate the Company's performance relative to other periods. We believe that the most directly comparable GAAP measures to adjusted net income and adjusted earnings per diluted share are Net income attributable to Rock-Tenn Company shareholders and Earnings per Diluted Share, respectively. Set forth at the beginning of this press release is a reconciliation of adjusted earnings per diluted share to Earnings per diluted share. Set forth below is a reconciliation of adjusted net income to Net income attributable to Rock-Tenn Company shareholders:

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(In Millions)	2014	2013	2014	2013

Net income attributable to Rock-Tenn Company shareholders	$ 153.9	$ 176.5	$ 479.7	$ 727.3

Alternative fuel mixture credit tax reserve adjustment	—	—	—	(252.9)
Pension lump sum settlement expense	29.9	—	29.9	—
Restructuring and other costs and operating losses
and transition costs due to plant closures	7.1	19.1	37.6	59.1
Acquisition inventory step-up	0.2	—	2.0	—
Loss on extinguishment of debt	—	—	—	0.2

Adjusted net income	$ 191.1	$ 195.6	$ 549.2	$ 533.7

CONTACT:	RockTenn
John Stakel, SVP-Treasurer, 678-291-7901